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                                  EXHIBIT 11
                    COMPUTATION OF INCOME PER COMMON SHARE
                   (In thousands, except per share amounts)
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                                                              Three Months Ended    Six Months Ended
                                                                   June 30,             June 30,
                                                              ------------------   ------------------
                                                                1997      1996       1997      1996
                                                              --------  --------   --------  --------
PRIMARY INCOME PER SHARE

Average shares outstanding                                      12,008     8,465     11,981    8,454
Net effect of dilutive stock options and warrants - based
 on the treasury stock method using average market price           455       760        468      673
                                                               -------    ------    -------   ------
 Total                                                          12,463     9,225     12,449    9,127
                                                               =======    ======    =======   ======
Income:
 Net income                                                    $ 3,267    $1,838    $ 5,878   $3,293
                                                               =======    ======    =======   ======

Per common share amount:
 Net income                                                    $  0.26    $ 0.20    $  0.47   $ 0.36
                                                               =======    ======    =======   ======

FULLY DILUTED INCOME PER SHARE

Average shares outstanding                                      12,008     8,465     11,982    8,454
Net effect of dilutive stock options and warrants-based on
 the treasury stock method using the greater of average
 market price or market closing price                              559       805        557      815
Assumed conversion of certain convertible debt                       -       430         14      430
                                                               -------    ------    -------   ------
 Total                                                          12,567     9,700     12,553    9,699
                                                               =======    ======    =======   ======

Income:
 Net income                                                    $ 3,267    $1,838    $ 5,878   $3,293
 Add convertible debt interest, net of income tax effect             -        62          4      124
                                                               -------    ------    -------   ------
 Net income after convertible debt interest                    $ 3,267    $1,900    $ 5,882   $3,417
                                                               =======    ======    =======   ======

Per common share amount:
 Net income                                                    $  0.26    $ 0.20    $  0.47   $ 0.35
                                                               =======    ======    =======   ======
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